Exhibit 15.1

KPMG LLP	Telephone	(416) 228-7000
Bay Adelaide Centre	Fax	(416) 228-7123
333 Bay Street, Suite 4600	Internet	www.kpmg.ca
Toronto, ON
M5H 2S5

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Celestica Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-113591, 333-88210, 333-71126, 333-66726, 333-63112 and 333-9500) and Form F-3ASR (No. 333-199616) of Celestica Inc. of our report dated March 9, 2017, on the consolidated financial statements of Celestica Inc., which comprise the consolidated balance sheets as of December 31, 2016 and December 31, 2015 and the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2016, and our audit report dated March 9, 2017 on the effectiveness of internal control over financial reporting, which reports appear in the annual report on Form 20-F of Celestica Inc. for the fiscal year ended December 31, 2016.

Chartered Professional Accountants, Licensed Public Accountants

March 13, 2017

Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG Intemational Cooperative (“KPMG International”), a Swiss entity.  KPMG Canada provides services to KPMG LLP.